Exhibit 10.1

Confidential

BINDING TERM SHEET

FOR THE SALE OF PATENT PORTFOLIO & TRADEMARKS

This Term Sheet is made and entered into this 26 day of November 2025, by and between the undersigned parties. The intent of this Term Sheet is to describe the principal terms and conditions according to which Buyer will enter into a definitive agreement with the Seller (the “Definitive Agreement”).

1.	Seller:	Xylo Technologies Ltd., an Israeli limited liability private company.

2.	Buyer:	Scisparc Ltd., an Israeli limited liability public company.

3.	Patent Treasury & Trademarks:

Buyer will acquire the Seller’s patent treasury and trademarks as listed in Schedule A attached hereto (the “Acquired Assets”), including without limitation any and all causes of action and rights of recovery related to the Acquired Assets.

The Acquired Assets will be purchased by Buyer on an “As Is” basis, with no representations or warranties, express or implied, by Seller, other than certain specific limited representations and warranties to be included in the Definitive Agreement, as further set out in Section 5 below.

Buyer shall be responsible for all reasonable fees and expenses associated with the transfer of title to the Acquired Assets from Seller to Buyer and further undertakes to continue and maintain the registration and maintenance of the Acquired Assets.

Upon assignment and transfer thereof to the Buyer, the Acquired Assets shall be free and clear of all liens, encumbrances and other third-party rights and the Buyer shall be entitled to any and all rights of claim, whether existing or future, that Seller holds or may hold in connection with the Acquired Assets.

Following the execution of the Definitive Agreement and subject to the terms and conditions set forth therein, Seller shall provide reasonable assistance to Buyer in connection with the management and commercialization of the Acquired Assets, including support in negotiations with third parties and participation in any legal proceedings initiated by Buyer to enforce or protect the Acquired Assets against infringement. Such assistance shall be provided as reasonably requested by Buyer and in accordance with the Definitive Agreement.

4.	Transaction Purchase Price:

In consideration for the Acquired Assets, the Buyer shall issue to the Seller subject to and upon the closing of the Definitive Agreement (the “Closing”), an amount of ordinary shares, which shall represent as of the Closing date, 19.99% of the issued and outstanding share capital of the Buyer (the “Issued Shares”). The Buyer may elect at its sole discretion to issue, in lieu (in whole or in part) of the Issued Shares, pre-funded warrants to purchase Ordinary Shares (the “Warrant Shares”).

Buyer further undertakes to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended and a prospectus included therein covering the resale of the Issued Shares and/or the Warrant Shares, within the times to be set forth in the Definitive Agreement.

5.	Representations, Warranties and Other Customary Provisions	The Definitive Agreement shall include limited representations and warranties by the parties with respect to the Issued Shares and the Acquired Assets as applicable.

6.	Conditions to Closing:

The Closing of the transaction contemplated hereunder is subject to the following conditions:

1.      The signing of a mutually acceptable Definitive Agreement containing additional provisions customary in transactions of this type;

2.      The full and complete assignment and transfer of rights of all of the Acquired Assets to the Buyer and issuance of the Issued Shares to Seller;

3.

4.      The approval of each of the Seller’s and Buyer’s authorized organs, is received and any other required third party approval.

7.	Good Faith Negotiation:	The parties agree to diligently negotiate in good faith the fuller terms and conditions of the Definitive Agreement.

8.	Confidentiality:	Each party hereto shall keep this Term Sheet and related correspondence in strict confidence and shall not disclose to any third party this document or any related correspondence, provided this obligation of confidentiality shall not apply to disclosure to the parties’ advisors. Notwithstanding the aforesaid, upon signing of this Term Sheet, the parties may issue a joint press release, which content shall be mutually agreed upon by the parties, in good faith.

9.	Governing Law:	This Term Sheet, the Definitive Agreement and any ancillary document shall be governed by and construed in accordance with the laws of the State of Israel, without regard to its principles concerning conflicts of laws.

10.	Binding Effect:	The Parties agree that this Term Sheet is legally binding on all Parties hereto and each of the Parties hereby agrees by the execution of this Term Sheet to sign any and all documents required to affect the transactions herein.

11.	Fees and Expenses:	Each party hereto shall be responsible for all fees, expenses and taxes incurred by it in connection with the negotiation and consummation of all transactions contemplated in this Term Sheet.

IN WITNESS WHEREOF, the parties have executed this Term Sheet as of the date first written above.

Xylo Technologies Ltd.		SciSparc Ltd.
(the Seller)		(the Buyer)

By:	/s/ Eli Yoresh	By:	/s/ Oz Adler
Name:	Eli Yoresh	Name:	Oz Adler
Title:	CFO	Title:	CEO, CFO

Exhibit A

Acquired Assets